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                                                                  EXHIBIT (c)(8)

               [LETTERHEAD OF ALL AMERICAN COMMUNICATIONS, INC.]


                                 As of October
                                 1st
                                 1997

Pearson plc
3 Burlington Gardens
London W1X 1LE, England
Attention:  Paul Vickers

Pearson Merger Company Inc.
30 Rockefeller Plaza, 50th Floor
New York, New York 10112-5095
Attention:  John Davis

Gentlemen:

          Reference is made to that certain confidentiality letter dated November 20, 1995 between All American Communications, Inc. (the "Company") and Pearson Television Limited (the "Confidentiality Letter") as reinstated by that letter dated February 16, 1996, the Agreement and Plan of Merger dated as of October 1, 1997 (the "Merger Agreement") among the Company, Pearson plc ("Purchaser") and Pearson Merger Company, Inc. ("Merger Sub") and the Stockholders Agreement dated as of October 1, 1997 (the "Stockholders Agreement") among Purchaser, Merger Sub and certain stockholders of the Company. Terms which are defined in the Merger Agreement and are not otherwise defined herein shall have the same meanings herein as therein. This is to confirm that the Board of Directors of the Company has consented to and approved the acquisition by Pearson and Merger Sub of all of the shares of Common Stock and Class B Common Stock of the Company (the "Shares") at the price set forth in the Merger Agreement (the "Offer Price"). Accordingly, the Company acknowledges and agrees that until the Standstill Termination Date (as defined below), to the extent that the Merger Agreement or the Stockholders Agreement permits the Purchaser or Merger Sub to take any of the actions which are prohibited by the standstill provisions set forth on page 4 of the Confidentiality Letter (the "Standstill Provisions") and provided that the Merger Agreement has not been terminated pursuant to Section 8.4(a) or (c) thereof, such Standstill Provisions of the Confidentiality Letter will no longer be applicable and none of Purchaser, Merger Sub nor any of their respective affiliates shall be prohibited by the terms thereof from soliciting or receiving proxies with respect to any Shares or seeking or proposing to acquire ownership of any Shares in accordance with the terms of the Merger Agreement or

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the Stockholders Agreement.  The Standstill Provisions will terminate entirely upon the earlier of (a) a Competing Transaction Termination, (b) the date upon which the Merger Agreement is terminated pursuant to Section 8.3(b) or 8.4(b) of the Merger Agreement, (c) the date upon which the Transition Time occurs, or (d) November 20, 1997 (the "Standstill Termination Date"). After the Standstill Termination Date, none of Purchaser, Merger Sub nor any of their respective affiliates shall be prohibited from soliciting or receiving proxies with respect to any Shares or seeking or proposing to acquire ownership of any Shares.

                                        Very truly yours,

                                        All American Communications, Inc.

                                        By: /s/ Thomas Bradshaw
                                            -----------------------------
                                        Its:  Chief Financial Officer
                                             ----------------------------


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